Immediately







Investor Relations
David D. Wesselink
Chief Financial Officer
(612) 525-5034
(612) 593-4733 (fax)

Metris Web Site Address
www.metriscompanies.com








               METRIS ANNOUNCES IMPACT OF PREFERRED STOCK EXCHANGE


     St. Louis Park, Minn. (June 22, 1999) -- Metris Companies Inc. today announced a $152.4 million one-time, non-cash, accounting impact from the issuance of the Series C Perpetual Convertible Preferred Stock. The Series C Preferred Stock was issued to the Thomas H. Lee Company in exchange for its investment of $200 million of Series B Perpetual Preferred Stock, $100 million of Senior Notes and ten-year warrants (combined the "Initial Investment"). The exchange was completed on June 1, 1999, and reflects valuation as of the close of business May 28, 1999, the last business day before the exchange.

      The conversion of the Initial Investment into the Series C Preferred Stock caused a one-time, non-cash, accounting adjustment that represents the excess of the fair value of the Series C Preferred Stock over the carrying value of the Initial Investment. The adjustment was allocated $50.8 million to the Senior Notes and $101.6 million to the Series B Preferred Stock based upon their initial fair values. The amount allocated to the Senior Notes was recognized as an extraordinary loss from the early extinguishment of debt. The amount allocated to the Series B Preferred Stock reduced net income available to common stockholders in the calculation of earnings per share. The one-time accounting adjustment had no impact on the Company's total equity base, however the Company's total equity base increased approximately $73 million due to the conversion of the debt component of the Initial Investment to Preferred Stock.

         Metris Companies Inc. is an information-based direct marketer of consumer credit products and fee-based services, primarily to moderate income consumers. Based in St. Louis Park, Minnesota, Metris also has operations in Tulsa, Oklahoma; Baltimore, Maryland; Champaign, Illinois; Phoenix, Arizona and Jacksonville, Florida and currently employs over 2,200 people.

            Visit Metris on the Internet at www.metriscompanies.com
                                       ###

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are:
higher default and bankruptcy rates of the Company's target market of moderate income consumers; lack of seasoning of the Company's credit card portfolio, which creates a risk of increasing loss levels; the Company's limited history as a stand-alone entity; risks associated with acquired portfolios; interest rate levels; dependence on the capital markets and securitization of the Company's credit card loans to fund operations; and the general economic climate. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.